EXHIBIT n(3)

CONSENT OF JOHN CHRISTENSEN

I hereby consent to the reference of my name under the heading “Experts” in the Statement of Additional Information included in Post-Effective Amendment No. 15 to the Registration Statement on Form N-6 for certain flexible premium variable universal life insurance policies issued through American Family Variable Account I of American Family Life Insurance Company (File No. 333-44956).

/s/John Christensen
John Christensen Life Chief Actuary

April 20, 2012